                                                                              EXHIBIT 12


               STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
         FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                                                   YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                      1999       1998       1997       1996       1995
                                    --------   --------   --------   --------   --------
Earnings before fixed charges
Income before extraordinary item    $155,993   $116,677   $ 68,969   $ 37,631   $ 22,309
Add:  Interest expense                94,712     74,155     46,521     33,967     32,819
      Depreciation expense on
       capitalized interest            1,396      1,001        650        502        450
      Amortization of deferred
       financing costs                 4,951      4,462      4,448      4,561      4,869
                                    --------   --------   --------   --------   --------

Earnings before fixed charges       $257,052   $196,295   $120,588   $ 76,661   $ 60,447
                                    ========   ========   ========   ========   ========

Fixed charges:
Interest expense                      94,712     74,155     46,521     33,967     32,819
Amortization of deferred
  financing charges                    4,951      4,462      4,448      4,561      4,869
Capitalized interest                  15,288     16,317     11,802      7,708      3,475
                                    --------   --------   --------   --------   --------
Fixed charges                       $114,951   $ 94,934   $ 62,771   $ 46,236   $ 41,163
                                    --------   --------   --------   --------   --------

Preferred share distributions         11,000     11,000      4,247          -          -
Preferred unit distributions           3,783          -          -          -          -
                                    --------   --------   --------   --------   --------
Combined fixed charges              $129,734   $105,934   $ 67,018   $ 46,236   $ 41,163
                                    ========   ========   ========   ========   ========
Ratio of earnings to
  fixed charges                         2.24       2.07       1.92       1.66       1.47
                                    ========   ========   ========   ========   ========
Ratio of earnings to combined
  fixed charges                         1.98       1.85       1.80       1.66       1.47
                                    ========   ========   ========   ========   ========


Certain amounts from prior periods have been restated to conform to current-year presentation.